Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated May 25, 2016, relating to the financial statements of SQN Asset Income Fund V, L.P. at April 15, 2016. We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Baker Tilly Virchow Krause, LLP

New York, New York
May 25, 2016